 Contact:
Bill Dixon at 703-469-1092 or bdixon@fbr.com

FBR Says Emanuel J. Friedman Announces
Plans to Retire at June Annual Meeting

Eric Billings, Co-Chairman and Co-CEO, Will Become Chairman and CEO

ARLINGTON, Va., April 4, 2005 – Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), a leading national investment bank, today said that Emanuel J. Friedman, 58, has announced he will retire from his roles as Co-Chairman and Co-Chief Executive Officer of FBR, member of the firm’s Office of the Chief Executive, and director, effective June 9, 2005, the date of the firm’s annual meeting of shareholders. Mr. Friedman co-founded FBR in 1989 with Eric Billings and Russell Ramsey.

Eric F. Billings, currently Co-Chairman and Co-CEO with Mr. Friedman, will become Chairman and CEO of FBR. In April of 2004, FBR established the Office of the Chief Executive, which included Mr. Friedman, and Mr. Billings, Richard J. Hendrix as President and Chief Operating Officer, and J. Rock Tonkel, Jr. as President and Head of Investment Banking. As Co-Chief Executive Officer, Mr. Billings has had executive responsibility for substantially all of the company’s operations since the merger of Friedman, Billings, Ramsey Group, Inc. and FBR Asset Investment Corporation in 2003.

Mr.  Friedman said, “I have great confidence in FBR’s future. Eric Billings’ proven leadership, together with Rick Hendrix as President and Chief Operating Officer and Rock Tonkel as President and Head of Investment Banking, gives FBR an extremely strong and deep top management team.”

“All of us at FBR owe Manny a tremendous debt of gratitude. Along with the rest of the Board and all the employees of FBR, I thank Manny for his countless contributions, dedication and tremendous leadership over the past fifteen years. We wish him the very best in his future endeavors,” Mr. Billings said.

Friedman, Billings, Ramsey Group, Inc. provides investment banking*, institutional brokerage*, asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities, mortgage loans and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Boston, Cleveland, Dallas, Denver, Houston, Irvine, London, New York, Phoenix, Portland, San Francisco, Seattle, and Vienna. For more information, see http://www.fbr.com.

*Friedman, Billings, Ramsey & Co., Inc.

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